UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   November 6, 2014

Heatwurx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-184948	45-1539785
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18001 S. Figueroa, Unit F, Gardena, CA	90248
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 324-4513

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 6, 2014, Heather Kearns, was appointed as the Interim CFO (Principal Financial and Accounting Officer) of Heatwurx, Inc., a Delaware corporation (the “Company”) to replace Alex Kramer who had held the position of CFO (Principal Financial and Accounting Officer), since May 27, 2014.  Ms. Kearns, age 36, has served in the following positions during the last five years: From November of 2011 to March of 2013, Ms. Kearns worked as a consultant providing contract accounting services on special projects for Front Range CPA, LLC. From March 2013 to June 2014, Ms. Kearns worked as a Controller for Heatwurx, Inc.  She was responsible for financial information of Heatwurx, Inc. in assistance to the CFO.  From June of 2014 to the present she has been working as a Controller for Sun Office Solutions, a retailer of office products and business solutions.  As the controller she is the Director of accounting responsible for financial information of Sun Office Solutions.  During that same time period of June 2014 to the present she has also been working as an independent contractor doing accounting for the Company.

There are no family relationships between Ms. Kearns and any director, officer or person nominated or chosen to become a director or officer of the Company.  There was also no arrangement or understanding between Ms. Kearns and any other person pursuant to which she was selected as Interim CFO (Interim Principal Financial and Accounting Officer) of the Company.

The Company has agreed to pay Ms. Kearns a monthly compensation of $9,000, plus travel expenses.  She will act as the CFO (Principal Financial and Accounting Officer) until at least March 31, 2015 (the end of the first quarter of 2015).

Dave Dworsky, the Company’s current President/CEO, briefly filled the role of Principal Financial and Accounting Officer after former CFO Mr. Kramer left the Company on October 25, 2014.  Mr. Dworsky will cease to serve as the Company’s Principal Financial and Accounting Officer effective on Ms. Kearns’ appointment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Heatwurx, Inc.

Date: November 8, 2014	By: /s/ David Dworsky
David Dworsky, Chief Executive Officer

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